Exhibit 99.1


                                Corporate Communications Contacts:

                                Connie Huff          (847) 952-5501
                                Tony Molinaro        (847) 952-4971
                                Night/Weekend        (847) 952-4088

                                Investor Relations Contact:

                                Mark Reiser          (847) 952-7501


           UAL CORPORATION COMPLETES MORE THAN $2.6 BILLION IN
         CREDIT IMPROVEMENT INITIATIVES SINCE EMPLOYEE OWNERSHIP

     CHICAGO, Jan 29, 1996 -- UAL Corporation, parent company of United

Airlines, continues in its effort to strengthen its balance sheet and improve its debt rating with the implementation of more than $2.6 billion in debt retirement and credit improvement initiatives since employees became majority owners.

     Cost reduction achievements in the fourth quarter of 1995 included completion of a program to retire all of its outstanding Japanese yen-

denominated deferred purchase certificates.  UAL Corporation (UAL) also has terminated operating leases for 39 aircraft related to the deferred purchase certificates.  These actions reduce the company's previously disclosed minimum lease payment obligations over the next three years by a total of $426 million.

     In addition, during the fourth quarter of 1995, the company repurchased approximately $179 million of additional debt securities and approximately $96 million of preferred stock.

     During the 18 months from the employee ownership transaction on

July 12, 1994, through year-end 1995, UAL has completed the following credit improvement initiatives:

   -    $426 million       Termination of operating lease on, and
                           subsequent acquisition of 39 aircraft

   -    $195 million       Prepayment of deferred purchase certificates
                           (principal amount)

   -    $327 million       Repurchase of unsecured debt (principal amount)

   -    $190 million       Repurchase of Series B preferred stock
                           (liquidation preference)

   -    $426 million       Prepayment of aircraft mortgages (principal
                           amount)

   -    $269 million       Repayment of outstanding commercial paper

   -    $777 million       Pension plan finding
         ____________
   -    $2.610 billion     Total

     UAL also is weighing the possibility of redeeming its 6 3/8 percent convertible subordinated debentures on or after May 1, 1996, as part of its debt-reduction program.

     The decision to redeem the debentures will depend on financial markets and other conditions, including the last sale price of its common stock exceeding $172.20 for 20 trading days within a period of 30 consecutive trading days, including the last trading day.  On January 26,

1996, the last sale price of UAL common stock was $156 5/8.  Should UAL redeem such debentures prior to May 1, 1997, holders would receive

$1,043.75 in cash for every $1,000 in principal amount of debentures redeemed, plus accrued and unpaid interest, if any, up to but excluding the redemption date.

     If UAL issues a notice of redemption, holders may still convert their debentures through the business day preceding the redemption date.

Upon conversion, holders will receive $541.90 in cash and approximately

3.192 shares of common stock for every $1,000 principal amount of debentures.  If the redemption date is on or after an interest payment date and prior to the next interest payment record date, holders who convert will not be entitled to any interest on the debentures.